UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 12, 2025

THUMZUP MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

(State or Other Jurisdiction of Incorporation)

Nevada	001-42388	85-3651036
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10557-B Jefferson Blvd, Culver City, CA, 90232

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 403-6150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01. Entry Into a Material Definitive Agreement.

On May 12, 2025, Thumzup Media Corporation (the “Company”) entered into that certain Master Loan Agreement (the “MLA”) with Coinbase Credit, Inc. (“Coinbase”) and Coinbase, Inc., pursuant to which the Company and Coinbase may enter into transactions (each such transaction, a “Loan”) in which Coinbase will lend to the Company certain Digital Assets or Cash against a transfer of Collateral (each as defined in the MLA). Pursuant to the MLA, the Company and Coinbase shall agree on the terms of the Loan (which terms may be amended by mutual agreement of the parties), including (i) the Digital Asset (as defined in the MLA) or currency of any Cash to be lent, (ii) the quantity of the Digital Asset or Cash to be lent, (iii) the Loan Fee Rate (as defined in the MLA) to be paid by the Company to Coinbase, (iv) the type and amount of fees to be charged (if any), (v) the type and amount of Collateral to be transferred by the Company to Coinbase, (vi) the day on which the Loan is to commence, (vii) whether the Loan is for a fixed term or open, and if for a fixed term the term and maturity date of the Loan, and (viii) any additional terms, and Coinbase shall confirm such Loan by sending a confirmation to the Company. Unless otherwise agreed, the Company will transfer to Coinbase Collateral with a market value at least equal to the margin percentage of the market value of the Loaned Asset (as defined in the MLA).

The Company has agreed to pay Coinbase a loan fee (the “Loan Fee”) owed on each Loan, and Coinbase shall pay the Company any fee or amount owed, if applicable. Any Loan Fee payable hereunder will be calculated daily based on a 365-day year for the actual number of days a Loan is open, by reference to the Loaned Assets outstanding on each day under a Loan, based on the Loan Fee Rate and subject to the terms of the MLA. Additionally, Coinbase will be entitled to receive all Distributions (as defined in the MLA) made on or in respect of the Loaned Digital Assets (as defined in the MLA) which are not otherwise received by Coinbase, to the full extent it would be so entitled if the Loaned Digital Assets had not been lent to the Company.

Pursuant to the terms of the MLA, each of the Company and Coinbase have agreed that promptly upon (and in any event within five business after) demand by either party, the other party will furnish the demanding party with its most recent audited and unaudited financial statements and any other financial statements mutually agreed upon by the Company and Coinbase, and subject to certain conditions. The MLA additionally contains certain customary events of default, including but not limited to (i) if the Company fails to transfer any Loaned Assets to Coinbase upon termination of the Loan as required by the MLA, (ii) if Coinbase fails to transfer any Collateral to the Company upon termination of the Loan as required by the MLA, (iii) if an insolvency event occurs with respect to either the company or Coinbase, (iv) if either party notifies the other of its inability to or its intention not to perform its obligations pursuant to the MLA or otherwise disaffirms, rejects or repudiates any of its obligations pursuant to the MLA, and (v) If any representation made by either party in respect of the MLA or any Loan or Loans pursuant to the MLA is incorrect or untrue in any material respect during the term of any Loan made pursuant to the MLA. If such Events of Default occur, the Coinbase will have the right to, among others and in addition to any other remedies provided in the MLA (a) purchase a like amount of Loaned Digital Assets (“Replacement Digital Assets”) in a commercially reasonable manner, (b) to sell any Collateral in a commercially reasonable manner, (c) freeze or otherwise suspend access to the Collateral, Accounts and/or certain accounts and (d) to apply and set off the Collateral and any proceeds thereof against the payment of the purchase price for such Replacement Digital Assets and any amounts due to Coinbase pursuant to the MLA.

The MLA additionally contains certain representations, warranties, covenants and other provisions customary for agreements and transactions of this type. The foregoing description of the MLA is qualified in its entirety by reference to the complete terms and conditions of the MLA (with certain confidential terms redacted, as indicated thereon), which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On May 13, 2025, the Company issued a press release announcing its entry into the MLA. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Master Loan Agreement, dated as of May 12, 2025, by and among the Company, Coinbase Credit, Inc. and Coinbase Inc.
99.1	Press Release, dated May 13, 2025 (furnished herewith pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 13, 2025	THUMZUP MEDIA CORPORATION

	By:	/s/ Robert Steele
	Name:	Robert Steele
	Title:	Chief Executive Officer (Principal Executive Officer)